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                                            EXHIBIT 11

                                   THE BEAR STEARNS COMPANIES INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                      (UNAUDITED)

                                             Three Months                             Six Months
                                                Ended                                    Ended
                                 -------------------------------------    -----------------------------------
                                   December 31,        December 31,         December 31,          December 31,
                                      1997                1996                 1997                   1996
                                 -------------------------------------    -----------------------------------
                                                     (In thousands, except per share data)
Weighted average common and common
   equivalent shares outstanding:
         Average Common Stock
            outstanding                117,536             121,780              117,983           122,835
         Average Common Stock
            equivalents:
              Common Stock issuable
                under employee
                  benefit plans            466                 435                  463               426
              Common Stock issuable
                assuming conversion
                  of CAP Units          34,311              26,566               34,311            26,566
                                 -----------------   -----------------    -----------------    --------------
Total weighted average
      common and common
      equivalent shares
      outstanding                      152,313             148,781              152,757           149,827
                                 =================   =================    =================    ==============

Net income                           $ 160,222           $ 176,512            $ 321,840         $ 284,961

Preferred Stock dividend
  requirements                          (5,923)             (5,939)             (11,849)          (11,970)

Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                      15,223                9,185              28,755            14,683
                                 -----------------   -----------------    -----------------    --------------

Adjusted net income                  $ 169,522            $ 179,758           $  338,746         $ 287,674
                                 =================   =================    =================    ==============

Earnings per share
                                     $    1.11            $    1.21           $     2.22         $    1.92
                                 =================   =================    =================    ==============
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